Exhibit 99.1

HARMONY BIOSCIENCES APPOINTS LINDA SZYPER TO ITS BOARD OF DIRECTORS

PLYMOUTH MEETING, PA, November 22, 2021 – Harmony Biosciences Holdings, Inc. (“Harmony” or the “Company”) (Nasdaq: HRMY), a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases, today announced the appointment of Linda Szyper to the Company’s Board of Directors.

Ms. Szyper brings extensive healthcare and pharmaceutical knowledge with expertise anchored in more than 30 years of experience that spans both pharmaceutical sales and marketing as well as healthcare communications services. Most recently, Ms. Szyper served as the Chief Operating Officer of McCann Health, a global healthcare communications company, where she was responsible for the development and overall operations of the global healthcare network. On Harmony’s Board of Directors, she will serve as a member of the Nominating and Corporate Governance Committees.

“As Harmony aims to bring new treatment options to people living with rare diseases, I look forward to contributing my insights and experience in support of the company’s talented team who are working to advance its mission on behalf of patients everywhere,” said Ms. Szyper. “I am honored to join Harmony’s Board at such a pivotal time of growth for the company and look forward to the opportunity ahead.”

Prior to joining McCann Health, Ms. Szyper served as Chief Commercial Officer of Circassia, a publicly traded biotechnology and medical device company headquartered in the United Kingdom, from October 2014 to March 2017. In this role she spearheaded business strategy and commercial direction for the organization. Prior to Circassia Pharmaceuticals, she was the Chief Development Officer of Publicis Healthcare Communications Group, a healthcare communications network, from July 1999 to October 2014.

“Linda’s operations and commercialization expertise are an asset to the Board,” said Harmony Founder and Chairman, Jeff Aronin, Founder, Chairman and CEO of Paragon

Biosciences. “As Harmony continues to grow, her skills are important in our quest to help people living with unmet medical needs.”

Ms. Szyper has also held roles of varying scopes and responsibilities at other life sciences and pharmaceutical companies, including Searle, a life sciences company where she oversaw global commercialization of its cardiovascular portfolio and its sleep therapeutic area; and Serono Laboratories, a biotechnology company where she managed sales and marketing for its reproductive and women’s health business unit.

She received her Bachelor of Science in Biomedical Engineering from Northwestern University and earned her Master of Business Administration from DePaul University. She is based in Chicago.

About Harmony Biosciences
Harmony Biosciences is a commercial stage pharmaceutical company headquartered in Plymouth Meeting, PA. The Company was established by Paragon Biosciences, LLC, and is focused on providing novel treatment options for people living with rare neurological diseases who have unmet medical needs. For more information on Harmony, please visit the company’s website: www.harmonybiosciences.com.

Harmony Biosciences Media Contact:
Nancy Leone
215-891-6046
nleone@harmonybiosciences.com

Harmony Biosciences Investor Contact:
Patti Bank
ICR Westwicke
415-513-1284
ir@harmonybiosciences.com